Filed Pursuant to Rule 424(b)(3)
                                          File No. 333-109142
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                         ODYSSEY MARINE EXPLORATION, INC.

                     SUPPLEMENT NO. 1 DATED DECEMBER 12, 2003
                        TO PROSPECTUS DATED OCTOBER 6, 2003

     Odyssey's common stock is now listed on the American Stock Exchange and is traded under the symbol "OMR."

     A number of the selling shareholders have transferred shares or warrants to other persons. As a result, the names of some of the selling shareholders and number of shares being offered are updated as set forth below. The numbers of shares offered reflects warrant exercises but does not reflect any sales that may have already been made by selling shareholders pursuant to the prospectus dated October 6, 2003.

                                             Ownership Before Offering
                                         ----------------------------------
                                         Number of     Shares
                                         Shares        Issuable
                                         Currently     on Exer-
                                         Held to be    cise of      Shares
Selling Shareholder                      Offered       Warrants     Offered
-------------------                      ----------    --------     -------

Community Foundation of Tampa
  Bay, Inc.                               100,000         -         100,000

James L. Ferman, Jr.                      360,000      220,000      580,000

Neal J. Fink and Kenneth N. Fink
 Co-Trustees of Adele S. Fink
 Trust No. 2                               65,000       25,000       90,000

Kagin's, Inc.                              90,000         -          90,000

Don Kagin                                  50,000         -          50,000

Makerel Capital Ltd.                      200,000         -         200,000

Bannon Private Equity Fund Ltd.           400,000      200,000      600,000

Equity Trust Company
 Custodian For Walter C. Copeland
 IRA 29865                                 40,000         -          40,000

J. L. Holdings                            400,000         -         400,000

Robert R. Bears, Jr.                      360,000      100,000      460,000

Robert R. Bears, Sr.                      360,000      100,000      460,000

Bleu Ridge Consultants, Inc.              200,000      100,000      300,000
 Profit Sharing Plan & Trust

Charitable Remainder Trust
 of Timothy J. Brasel                     169,800       69,800      239,600